Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
Renee Svec	Cindy Williams
Director of Marketing & Communications	Investor Relations Manager
727.214.3411, ext. 212	727.214.3411, ext. 260
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE NAMES

FRANK MCMAHON TO BOARD OF DIRECTORS

ST. PETERSBURG, Fla., April 3, 2006—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, today announced the appointment of Frank V. McMahon to its board of directors.

McMahon is the newly named vice chairman and chief financial officer of The First American Corporation (NYSE: FAF). For the past six years, he was a managing director of the Investment Banking Division with Lehman Brothers, Inc. and was responsible for managing their western region financial institutions group, as well as their U.S. asset management sector. Prior to that, McMahon managed a similar group for Merrill Lynch.

As a seasoned veteran of the financial services industry, McMahon will provide additional insight to the First Advantage board and management, derived from his extensive experience as an advisor for mergers and acquisitions – a critical aspect of First Advantage’s ongoing growth strategy.

“As First Advantage continues to acquire businesses to add to the breadth and depth of its services, we welcome the knowledge that Frank McMahon can contribute to our board,” said Parker S. Kennedy, chairman of the board of First Advantage Corporation. “We’ve had the distinct pleasure of working with Frank for many years and know that his strategic mindset will be an asset to this company.”

McMahon earned an M.B.A. at the Fuqua School of Business at Duke University and received a bachelor’s degree in economics from Villanova University.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 3,800 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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